United States
Securities and Exchange Commission
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

                          February 9, 2006
Date of Report (Date of earliest event reported)

    OVERSEAS SHIPHOLDING GROUP, INC.
(Exact Name of Registrant as Specified in Charter)

1-6749-1
Commission File Number

Delaware	13-2637623
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

666 Third Avenue
          New York, New York 10017
(Address of Principal Executive Offices) (Zip Code)

Registrant's telephone number, including area code (212) 953-4100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section I - Registrant's Business and Operations.

Item 1.01. Entry into a Material Definitive Agreement.

On February 9, 2006, Overseas Shipholding Group, Inc. (the "Registrant"), and its wholly owned subsidiaries, OSG Bulk Ships, Inc. and OSG International, Inc., (collectively, the "Borrowers"), entered into an agreement (the "Credit Facility") with the lenders who are parties thereto from time to time, as lenders, and DnB NOR Bank ASA, New York Branch, as administrative agent. Citigroup Global Markets Limited, DnB NOR Bank ASA, New York Branch, HSBC Securities (USA) Inc. and Nordea Bank Finland plc, New York Branch, are Lead Arrangers for the Credit Facility and Citigroup Global Markets Limited and Nordea Bank Finland plc, New York Branch, are Bookrunners for the Credit Facility (the "Bookrunners"). The Borrowers and the Bookrunners expect to commence the general syndication of the Credit Facility shortly.

Pursuant to the Credit Facility, the Borrowers may borrow at any time after March 26, 2006 up to $1.5 billion on an unsecured basis at a floating interest rate specified in the Credit Facility for a term of up to seven years, except that after five years the maximum amount the Borrowers may borrow under the Credit Facility is reduced by $150 million and after six years such amount is further reduced by an additional $150 million. On or before the date of the Borrowers' initial borrowing under the Credit Facility, all of the Borrowers' outstanding unsecured indebtedness to banks is required to be paid and the commitments of such banks to lend to the Borrowers, which total $1,330,000,000, are required to be terminated.

The Credit Facility contains customary affirmative, negative and financial covenants including (i) financial covenants that require the maintenance of leverage and minimum unencumbered asset coverage ratios and a minimum net worth amount and (ii) covenants that limit the Borrowers' ability to create or incur liens and indebtedness. Borrowings under the Credit Facility may be used only to pay existing outstanding indebtedness and for working capital and general corporate purposes.

The summary of the Credit Facility contained herein is not complete and is qualified by the terms and provisions of the Credit Facility, a copy of which will be filed as an exhibit to the Registrant's Annual Report on Form 10-K for the year ended December 31, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Overseas Shipholding Group, Inc.
(Registrant)
By: /s/James I. Edelson
Name: James I. Edelson Title: General Counsel and Secretary

Date: February 14, 2006